Exhibit 99.1

PRE-COMMENCEMENT ANNOUNCEMENT OF EQUITY INCENTIVE PROGRAM FOR SELECTED EMPLOYEES OF FIRST ALBANY COMPANIES INC.

Albany, NY — January 26, 2007 — The Board of Directors of First Albany Companies Inc. has approved a Program designed to incentivize employees and better align their interests with those of the Company’s shareholders. The Program covers selected current employees of the Company and is comprised of two components. First, the employees will be allowed to rescind outstanding restricted share awards and the Company will grant them stock appreciation rights. Second, the Company will reprice outstanding out-of-the-money stock options held by them. Stock appreciation rights granted, and stock options repriced, pursuant to the Program will be subject to a two-year vesting requirement and will have base or exercise prices equal to the closing market price of First Albany stock following the completion of the offers to the employees.

The repricing component is subject to shareholder approval. In addition, the Company intends to seek shareholder approval for the increase in the number of shares that may be issued upon exercise of stock appreciation rights, although such approval is not necessary for the issuance or exercise of the stock appreciation rights. The Company intends to seek such approvals at its next regular annual shareholders meeting.

The rescission of outstanding restricted share awards and the grants of stock appreciation rights will be effected pursuant to an offer expected to commence in mid-February. The repricing will be effected pursuant to an offer expected to commence following shareholder approval. The financial impact of the Program on the Company will depend on the rate of employee participation, the value of the Company’s common stock in the future and the shareholder approvals referred to above. The Program could result in the issuance of up to an additional 4.8 million shares of the Company’s common stock.

About First Albany

First Albany Companies Inc. (NASDAQ: FACT) is an independent investment bank that serves the institutional market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.

Some of the statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as "may", "will", "expect", "anticipate", "believe", "estimate", and "continue" or similar words. You should consider all statements other than historical information or current facts to be forward-looking statements. Our forward-looking statements may contain projections regarding our revenues, earnings, operations, and other financial projections, and may include statements of our future performance, strategies and objectives. However, there may be events in the future which we are not able to accurately predict or control which may cause our actual results to differ, possibly materially, from the expectations expressed in our forward-looking statements. For a discussion of factors which could impact the Company’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to the Company’s most recent filings with the SEC. We caution you not to place undue reliance on these forward-looking statements. We do not undertake to update any of our forward-looking statements.

Contact:

First Albany Companies

Chief Financial Officer

C. Brian Coad 518-447-8500

Source: First Albany Companies

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